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                                                                  EX.99.CODE ETH

EXHIBIT (a) (1)

                             GUINNESS ATKINSON FUNDS

                                 CODE OF CONDUCT
                                       FOR
           PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER


I.       COVERED OFFICERS/PURPOSE OF THE CODE

         A. This Code of Conduct (the "Code") applies to the Principal Executive Officer and Principal Financial Officer of the Guinness Atkinson Funds (the "Fund") (the "Covered Officers"), each of whom is set forth in Exhibit A, for the purpose of promoting:

            1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            2. Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

            3. Compliance with applicable laws and governmental rules and regulations;

            4. The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

            5.  Accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         A. OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his or her position with the Fund.

         Certain conflicts of interest that could arise out of the relationships between Covered Officers and the Fund already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund and their investment adviser's compliance programs and procedures are designed to prevent, or identify and correct,

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violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise or result from the contractual relationship between the Fund and the investment adviser and the administrator, whose officers or employees also serve as Covered Officers. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser or the administrator, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser, the administrator and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the adviser, the administrator and the Fund and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

         B. Each Covered Officer must:

            1. Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

            2. Not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

            3. Report at least annually outside business affiliations or other relationships (e.g., officer, director, governor, trustee, part-time employment) other than his or her relationship to the Fund, the investment adviser and the administrator.

         C. There are some conflict of interest situations that may be discussed with the Compliance Officer who, for purposes of this Code, shall be the Compliance Officer of Guinness Atkinson Asset Management, LLC, if material. Examples of these include:

            1. Service as a director on the board of any public or private company;

            2. The receipt, as an officer of the Fund, of any gift in excess of $100;

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            3.  The receipt of any entertainment from any company with which the
                Fund have current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

            4. Any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than their investment adviser, principal underwriter, administrator or any affiliated person thereof;

            5. A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     DISCLOSURE AND COMPLIANCE

         A. Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund.

         B. Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Trustees and auditors, and to governmental regulators and self-regulatory organizations.

         C. Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund, the adviser and the administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund file with, or submit to, the SEC and in other public communications made by the Fund.

         D. It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         A. Each Covered Officer must:

            1. Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the appropriate Board that he or she has received, read, and understands the Code;

            2. Annually thereafter affirm to the appropriate Board that he or she has complied with the requirements of the Code;

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            3.  Not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and

            4. Notify the Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         B. The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any waivers from this Code will be considered by the [Business and Legal Committee/or similar committee] of the Board (the "Committee"). Any such waivers will, to the extent required, be disclosed as provided by SEC rules.

         C. The Fund will adhere to the following procedures in investigating and enforcing this Code:

            1. The Compliance Officer will take all appropriate action to investigate any potential violations reported to him or her;

            2. If, after such investigation, the Compliance Officer believes that no violation has occurred, no further action is required;

            3. Any matter that the Compliance Officer believes is a violation shall be reported to the Committee;

            4. If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or the administrator or their boards; or a recommendation to dismiss the Covered Officer;

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of conduct adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies relating to that section. Insofar as other policies or procedures of the Fund, the Fund's investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and their investment adviser's and principal underwriter's Codes of Ethics under Rule 17j-1 under the Investment Company Act and the adviser's insider trading policies are separate policies that apply to the Covered Officers and others, and are not part of this Code.

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VI.      AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) (the "Independent Trustees"). Any changes to this Code will, to the extent required, be disclosed as provided by SEC rules.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than officers and Trustees of the Trust, the Fund's investment adviser or administrator, counsel to the Fund or counsel to the Independent Trustees.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.


Adopted: August 22, 2003

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                                    EXHIBIT A

                     PERSONS COVERED BY THIS CODE OF CONDUCT


         Principal Executive Officer: James J. Atkinson, Jr., Chief Executive Officer

         Principal Financial Officer: Eric M. Banhazal, Treasurer

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                                    EXHIBIT B

                                 ACKNOWLEDGEMENT


         Pursuant to the requirements of the Code of Conduct adopted by the Guinness Atkinson Funds (the "Code"), I hereby acknowledge and affirm that I have received, read and understand the Code and agree to adhere and abide by the letter and spirit of its provisions.


                                      Signature:   /s/ James J. Atkinson
                                                   ------------------------

                                      Print Name:  James J. Atkinson
                                                   ------------------------

                                      Date:        August 22, 2003
                                                   ------------------------

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                                    EXHIBIT B

                                 ACKNOWLEDGEMENT


         Pursuant to the requirements of the Code of Conduct adopted by the Guinness Atkinson Funds (the "Code"), I hereby acknowledge and affirm that I have received, read and understand the Code and agree to adhere and abide by the letter and spirit of its provisions.


                                      Signature:   /s/ Eric Banhazl
                                                   ------------------------

                                      Print Name:  Eric Banhazl
                                                   ------------------------

                                      Date:        10/20/03
                                                   ------------------------

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                                    EXHIBIT C

                              ANNUAL CERTIFICATION

         Pursuant to the requirements of the Code of Conduct adopted by the Guinness Atkinson Funds (the "Code"), I hereby acknowledge and affirm that since the date of the last annual certification given pursuant to the Code, I have complied with all requirements of the Code.


Signature:   /s/ James J. Atkinson        Signature:   /s/ Eric Banhazl
             ------------------------                  ------------------------

Print Name:  James J. Atkinson            Print Name:  Eric Banhazl
             ------------------------                  ------------------------

Date:        October 20, 2003             Date:        October 20, 2003
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